Exhibit 10.5

August 14, 2024

Re: Amendment to the Investment Agreement dated as of November 1, 2022 (the “Investment Agreement”) between World Health Energy Holdings, Inc. (the “Company”) and George Baumeohl, a Company director (“GM”).

Reference is made to the above referenced Investment Agreement pursuant to which GM has committed to invest up to $3,000,000 , as needed by the Company, through the purchase of shares of the Company’s common stock. All capitalized terms used herein shall, unless otherwise defined, have the meanings ascribed to such terms in the Investment Agreement.

As of the date of this letter an amount of 2,144,767 out of the $3,000,000 has been invested in the Company by GM in the Company under the Investment Agreement. Accordingly, that leaves an univested balance of the commitment in the amount of $855,233 under the Investment Agreement( the “Uninvested Balance”)

The Company and GM agree that notwithstanding anything to the contrary in the Investment Agreement, going forward the Uninvested Balance under the Investment Agreement shall be invested in the Company’s common stock at the per share rate of $0.0001. Additionally, all amounts invested under the Investment Agreement since January 1, 2024 (i.e., $769,767) shall also be adjusted such that these amounts shall be invested at per share rate of $0.0001. Accordingly, the Company shall issue shares of the Company’s common stock as needed in respect of funds heretofore invested under the Investment Agreement as of January 1, 2024 to give effect to the amendment hereunder.

This letter amendment shall be deemed to amend the terms of the Investment Agreement and, except as hereby amended, all other terms and conditions in the Investment Agreement shall remain in full force and effect.

World Health Energy Holding, Inc.

By:	/s/ Giora Rozensweig
Name:	Giora Rozensweig
Title:	CEO

/s/ George Baumeohl
George Baumeohl